Contact:

Robert Van Buskirk

President and Chief Executive Officer

Sirenza Microdevices, Inc.

(303) 327-3030

ir@sirenza.com

FOR IMMEDIATE RELEASE

Sirenza Microdevices Reports First Quarter 2005 Results

BROOMFIELD, Colo.--April 19, 2005--Sirenza Microdevices, Inc. (Nasdaq:SMDI), a leading designer and an ISO 9001:2000 Quality Management System and ISO 14001:2004 Environmental Management System certified supplier of high performance radio frequency (RF) components for the commercial communications and aerospace and defense (A&D) markets, today reported its financial results for the first fiscal quarter ended March 31, 2005. Results are consistent with the revised revenue expectations announced by the company on March 28, 2005.

Sirenza's first quarter net revenues were $12.2 million, compared with $15.1 million for the fourth quarter of 2004 and with $13.8 million for the first quarter of 2004. Factory direct sales were 89% of net revenues, compared with 89% sequentially and 87% a year ago.

"As we stated in our previous first quarter announcement regarding our sales expectations, we are disappointed that our sales did not track the forecasts of our major OEM customers. We experienced substantial order deferrals and shipment delays resulting from revised OEM forecasts provided to us late in the first quarter. In response to these order deferrals and shipment delays, we have taken action to reduce our full year expenses to better align with our current 2005 outlook. Our current expectation for the second quarter is that we can return to sequential revenue growth and positive earnings on a management-adjusted basis as well as continue our positive quarterly cash flow. For our full 2005 fiscal year, adjusting our revenue expectations to reflect our lower first quarter sales in addition to our projected expense reductions, we continue to anticipate year-over-year revenue growth, positive net income on a management-adjusted basis1 and positive cash flow from operations. We remain confident in our long-term business model and the long-term prospects for our RF components in the commercial communications and A&D markets."

First Quarter Strategic Highlights
  Start of production shipments of our high-performance, ultra low-profile active antenna for satellite digital audio radio (SDAR) applications; this production milestone demonstrates Sirenza's ability to leverage its RF design and manufacturing expertise into diversified end market applications.
  Start of production shipments for recently acquired ISG Broadband out-of-band (OOB) tuner IC products with leading Asian high definition television (HDTV) suppliers as well as a major European supplier of broadband set-top boxes.
  Production release of medium-power discrete LDMOS products in low cost, "green" configured or environmentally responsible SOIC2 packaging for wireless infrastructure and RFID applications; these products use Sirenza's patented tungsten plug semiconductor technology to provide outstanding gain and linearity performance, along with internal ESD protection.
  Successful completion of the registration audit, performed by Quality Management Institute (QMI), signifying that Sirenza's environmental management system (EMS) meets the requirements of the new, updated worldwide ISO 14001-2004 standard for EMS.

The company's first quarter net loss was $1.8 million, or a loss of $(0.05) per basic share. This compared year-over-year with net income of $162,000, or $0.00 per basic and diluted share and sequentially with a net loss of $2.6 million, or $(0.08) per basic share.

Excluding the effects of the charges detailed in the reconciliation of management-adjusted to GAAP results included with this press release, Sirenza's management-adjusted net loss for the first quarter was $1.1 million, or $(0.03) per basic share. This compared year-over-year with management-adjusted net income of $663,000, or $0.02 per diluted share and sequentially with management-adjusted net income of $1.6 million, or $0.04 per diluted share.

Sirenza's first quarter 2005 gross margin was 44%, compared with 46% a year ago and 48% sequentially. In the aggregate, the company's research and development, sales and marketing, and general and administrative expenses for the first quarter of 2005 were $6.8 million, compared with $5.8 million a year ago and $5.9 million sequentially.

At March 31, 2005, Sirenza's total assets were $53.9 million, including cash and cash equivalents, restricted cash and short-term investments of $12.0 million. Unrestricted cash and investments totaled $11.0 million.

Use of Non-GAAP Financial Measures

In keeping with its historical financial reporting practices, Sirenza believes that the supplemental presentation of management-adjusted net income (loss) and earnings (loss) per share calculations provide meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events. Readers are cautioned not to view management-adjusted results as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP results with management-adjusted results for the first quarters of 2005 and 2004, respectively, and the fourth quarter of 2004 contained below.

First Quarter Teleconference and Webcast

Sirenza management plans to host a teleconference at 2:45 p.m. MDT / 4:45 p.m. EDT today to discuss the company's first quarter 2005 financial results and its current outlook for the second quarter and full year 2005. This teleconference will be webcast live for the general public. For more information, please visit the Investor Relations page of Sirenza's website at www.sirenza.com. The teleconference webcast will be archived on this site until April 19, 2006, and a telephonic replay will be available at (800) 405-2236, conference ID number 11027977#, until April 26, 2005.

Also available on the Investor Relations page of Sirenza's website will be additional information to support the reconciliation of Sirenza's estimates of management-adjusted financial results for the second quarter and full year of 2005, to be presented by the company in today's teleconference.

Sirenza Microdevices, Inc.

Headquartered in Broomfield, Colo., with design centers throughout the U.S., Sirenza Microdevices is a leading designer and an ISO 9001:2000 Quality Management System and ISO 14001:2004 Environmental Management System certified (registered by QMI) supplier of high performance radio frequency (RF) components for the commercial communications and A&D equipment markets. Sirenza's integrated circuit (IC) and multi-chip module (MCM) product lines include amplifiers, power amplifiers, transceivers, tuners, discrete devices, RF signal processing components, signal source components, government and military specified components, and antennae and receivers for satellite radio. Detailed product information may be found on Sirenza's website at www.sirenza.com.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events or results, including statements regarding Sirenza's current expectations regarding its ability to return to sequential revenue growth and positive earnings on a management-adjusted basis and continue its positive quarterly cash flow in the second quarter of 2005, the level of its projected expense reductions in full year 2005, its anticipation of year-over-year revenue growth, positive net income on a management-adjusted basis and positive cash flow from operations in full year 2005, and its confidence in its long-term business model and the long-term prospects for its RF components in the commercial communications and A&D markets. Sirenza cautions readers that such statements are, in fact, predictions that are subject to risks and uncertainties, and that actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, but are not limited to: continuing reduced demand for Sirenza's products at major OEMs as the result of industry consolidation or otherwise; reduced demand for RF components or broadband products in general; possible delays by Sirenza's customers in the implementation of next-generation equipment; Sirenza's ability to successfully develop and release new products which meet customer demands and the acceptance and deployment of those products by Sirenza's intended customers; lower than expected OEM demand for increasing levels of integration; exertion of downward pressure on the pricing of Sirenza's components; Sirenza's lack of market knowledge relative to other participants in new markets into which it has or may diversify; Sirenza's ability to coordinate different development and engineering teams; Sirenza's ability to successfully manage the risks associated with and to grow its aerospace and defense business; changes in the expected mix of sales of products between Sirenza's business divisions and within those divisions; Sirenza's ability to successfully differentiate itself from competitors in its markets; Sirenza's reliance on third parties for outsourced manufacturing, packaging and test services and supply; Sirenza's ability to successfully integrate the assets, personnel, operations and engineering teams and processes of any acquisitions with Sirenza; and/or Sirenza's ability to realize expected synergies of any acquisitions and the envisioned benefits to Sirenza. Each and all of these factors could be due to overall general economic or telecommunications market conditions, or conditions in the mobile and fixed wireless and wireline infrastructure markets, or otherwise. Additional factors include the possible underutilization of Sirenza's manufacturing facilities, whether as a result of the factors described above or otherwise. Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in Sirenza's Annual Report on Form 10-K filed with the Securities and Exchange Commission in March 2005. Sirenza expressly disclaims any current intention to update its forward-looking statements, and the estimates and assumptions associated with them, at any time or for any reason.

NOTE: Sirenza Microdevices® and the Sirenza logo are trademarks of Sirenza Microdevices, Inc. All other trademarks are property of their respective owners.

SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

	Three Months Ended
	March 31,	March 31,
	2005	2004
	(Unaudited)	(Unaudited)

Net revenues	$ 12,167	$ 13,801
Cost of revenues	6,841	7,391
Gross profit	5,326	6,410
Operating expenses:
Research and development	2,811	2,113
Sales and marketing	1,831	1,903
General and administrative	2,200	1,825
Amortization of deferred stock compensation	--	3
Amortization of acquisition-related intangible assets	465	431
Total operating expenses	7,307	6,275
Income (loss) from operations	(1,981)	135
Interest expense	2	5
Interest and other income, net	63	32
Income (loss) before taxes	(1,920)	162
Provision for (benefit from) income taxes	(77)	--
Net income (loss)	$ (1,843)	$ 162
Basic and diluted net income (loss) per share	$ (0.05)	$ 0.00
Shares used to compute net income (loss) per share:
Basic	35,463	34,197
Diluted	35,463	37,290

Sirenza Microdevices, Inc.
Reconciliation of GAAP Results with Management-Adjusted Results
(In thousands, except per-share data)
(Unaudited)

The following table reconciles the company's net income/loss as reported under accounting principles generally accepted in the United States (GAAP) with net income/loss as adjusted by the items detailed below and presented in the news release and associated teleconference. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004

Net income (loss) as reported under GAAP	$ (1,843)	$ (2,641)	$ 162

Amortization of deferred stock compensation	--	--	3
Amortization of acquisition-related intangible assets	465	373	431
Acquired in-process research and development	--	2,180	--
Impairment of investment in GCS	--	1,535	--
Expenses related to a deferred capital formation	215	--	--
Compensation expense related to employee equity awards	19	154	--
Relocation and related expenses	--	--	67
Management-adjusted net income (loss)	$ (1,144)	$ 1,601	$ 663

Management-adjusted net income (loss) per share
Basic	$ (0.03)	$ 0.05	$ 0.02
Diluted	$ (0.03)	$ 0.04	$ 0.02

Shares used to compute management-adjusted
net income (loss) per share
Basic	35,463	35,032	34,197
Diluted	35,463	37,980	37,290

SIRENZA MICRODEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 3,034	$ 2,440
Short-term investments	7,942	8,000
Accounts receivable	8,922	10,968
Inventories	8,679	8,496
Other current assets	1,049	674
Total current assets	29,626	30,578
Net property, plant and equipment	7,672	8,273
Investment in GCS	3,065	3,065
Acquisition-related intangibles, net	6,456	6,921
Goodwill	5,631	5,631
Other assets	1,480	1,426
Total assets	$ 53,930	$ 55,894

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 3,702	$ 3,136
Accrued liabilities	3,297	3,040
Deferred margin on distributor inventory	879	1,069
Accrued restructuring	289	518
Accrued acquisition costs	30	779
Capital lease obligations, current portion	38	56
Total current liabilities	8,235	8,598
Total long-term liabilities	18	18

Stockholders' equity	45,677	47,278
Total liabilities and stockholders' equity	$ 53,930	$ 55,894

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